Exhibit 99.1

PRESS RELEASE

For further information, contact:

David W. Pijor, Chairman and Chief Executive Officer

Phone: (703) 436-3802

Email: dpijor@fvcbank.com

Patricia A. Ferrick, President

Phone: (703) 436-3822

Email: pferrick@fvcbank.com

FOR IMMEDIATE RELEASE — October 17, 2019

FVCBankcorp, Inc. Announces

Record Earnings for Third Quarter 2019

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ:FVCB) (the “Company”) today reported third quarter 2019 net income of $4.1 million, or $0.28 diluted earnings per share, compared to $3.4 million, or $0.27 diluted earnings per share, for the quarterly period ended September 30, 2018.  Weighted-average common shares outstanding for the diluted earnings per share calculations were 14.9 million and 12.5 million for the three months ended September 30, 2019 and 2018, respectively, reflecting the increase from shares issued in 2018 for the initial public offering, completed in September 2018, and acquisition of Colombo Bank (“Colombo”), completed in October 2018.

For the nine month period ended September 30, 2019, net income was $12.1 million, or $0.82 per diluted earnings per share, compared to $9.5 million, or $0.78 diluted earnings per share, for the nine month period ended September 30, 2018.  Before merger-related expenses net of taxes, net income for the nine months ended September 30, 2019 was $12.2 million, or $0.82 per diluted share and for the prior year net income for the nine month period was $10.0 million, or $0.82 diluted earnings per share.

Return on average assets was 1.10% and return on average equity was 9.46% for the third quarter of 2019.  For the comparable quarterly September 30, 2018 period, return on average assets was 1.18% and return on average equity was 12.23%.  For the nine months ended September 30, 2019 and 2018, return on average assets was 1.13% and 1.15%, respectively.  Return on average equity for the nine months ended September 30, 2019 and 2018 was 9.65% and 12.09%, respectively.

Selected Highlights

•                  Continued Loan Growth.  Total loans, net of deferred fees, totaled $1.24 billion at September 30, 2019, an increase of $9.0 million from June 30, 2019. Year-over-year loan growth was $265.1 million, or 27% from September 30, 2018 to September 30, 2019. Excluding $104 million of loans associated with the Colombo acquisition, organic growth was $161 million, or 16%.

•                  Strong Core Deposit Growth.  Total deposits increased $48.3 million, to $1.32 billion at September 30, 2019, or 15% annualized, from June 30, 2019.  Noninterest-bearing deposits increased $61.5 million, or 26% during 2019 and represent 22% of the total deposit base at September 30, 2019.

•                  Record Earnings.  Earnings increased $708 thousand, or 21%, to $4.1 million for the third quarter of 2019 as compared to the same 2018 period.  Net interest income increased $2.2 million, or 22%, to $12.1 million for the three months ended September 30, 2019 compared to the same period of 2018. Net interest margin decreased to 3.41% for the quarter ended September 30, 2019.  See below under “Income Statement” for additional information on changes to the Company’s net interest margin.

•                  Improved Tangible Book Value.  Tangible book value per share at September 30, 2019 was $12.03, an 11% increase from $10.81 at September 30, 2018.

“Growth in core relationships continues to be a driver of our quarterly earnings.  Loan growth was less than prior quarters as we purposefully were more selective of originations in our construction and commercial real estate portfolios.  However, our loan pipeline continues to be strong as we focus our efforts to growing our commercial & industrial portfolio,” stated David W. Pijor, Chairman and CEO.

Balance Sheet

Total assets increased to $1.57 billion at September 30, 2019 compared to $1.18 billion at September 30, 2018, an increase of $389.8 million, or 33%. Loans receivable, net of deferred fees, totaled $1.24 billion at September 30, 2019, compared to $978.3 million at September 30, 2018, an increase of $265.1 million, or 27%. Excluding the $104 million of loans associated with the Colombo acquisition, organic growth was $161 million, or 16%.  During the third quarter of 2019, average loans grew $33.4 million, or 11% annualized. During the quarter, loan originations totaled approximately $79.2 million, of which $37.3 million funded during the quarter, reflecting slower loan growth.

Investment securities increased $23.4 million to $136.5 million at September 30, 2019, compared to $113.1 million at September 30, 2018.

Total deposits increased to $1.32 billion at September 30, 2019 compared to $994.0 million at September 30, 2018, an increase of $323.7 million, or 33%. Core deposits, which represent total deposits less wholesale deposits, increased $301.3 million or 32% to $1.24 billion at September 30, 2019 compared to $943.4 million at September 30, 2018.  Wholesale deposits totaled $73.0 million, or 6% of total deposits at September 30, 2019, a decrease of $9.2 million from June 30, 2019.  Noninterest-bearing deposits increased $24.1 million to $294.8 million at September 30, 2019 from $270.7 million at June 30, 2019, and represented 22% of total deposits at September 30, 2019.

Income Statement

Net interest income totaled $12.1 million, an increase of $2.2 million, or 22%, for the quarter ended September 30, 2019, compared to the year ago quarter, and decreased slightly by $279 thousand, or 2% compared to the second quarter of 2019, a result of increased deposit costs. The Company’s net interest margin decreased 13 basis points to 3.41% for the quarter ended September 30, 2019 compared to 3.54% for the quarter ended September 30, 2018. On a linked quarter basis, net interest margin decreased 18 basis points from 3.59% for the three months ended June 30, 2019.  During the third quarter of 2019, in addition to the repricing of the loan portfolio as a result of two 25 basis point rate cuts, several acquired loans with premium loan marks paid off during the quarter, which decreased loan interest income by $310 thousand as compared to the prior quarter, decreasing net interest margin by 9 basis points.  Acquired loan accretion included in loan interest income was $43 thousand and $353 thousand for the three months ended September 30, 2019 and June 30, 2019, respectively.   The average yield for the loan portfolio for the third quarter of 2019 was 5.13% compared to 4.99% for the year ago quarter, and 5.24% for the quarter ended June 30, 2019.

The cost of deposits, which includes noninterest-bearing deposits, increased 6 basis points to 1.42% for the third quarter of 2019 as compared to 1.36% for the second quarter of 2019, and 1.03% for the third quarter of 2018, reflecting the increased rate environment from a year ago.  The Company had several large customer transactions that occurred at the end of the second quarter, prior to the Federal Reserve rate cuts, which impacted the yields on interest checking and time deposits for the third quarter of 2019.

For the nine months ended September 30, 2019, net interest income was $36.2 million compared to $28.0 million for the year to date period ended September 30, 2018, an increase of $8.2 million, or 29%.

Noninterest income totaled $680 thousand and $748 thousand for the quarters ended September 30, 2019 and 2018, respectively.  Fee income from loans was $101 thousand, a decrease of $310 thousand for the quarter ended September 30, 2019 compared to 2018, primarily a result of a decrease in loan swap fee income.  Service charges on deposit accounts and other fee income totaled $378 thousand for the third quarter of 2019, an increase of 67% or $151 thousand from the year ago quarter.  This increase in deposit fee income resulted from the increase in core deposit relationships, both organic and acquired, year over year.  Noninterest income for the year to date period ended September 30, 2019 was $2.0 million, compared to $1.5 million for the 2018 year to date period, an increase of $461 thousand, or 31%, which was primarily driven by loan swap fee income and service charges on deposit accounts.

Noninterest expense totaled $7.4 million for the quarter ended September 30, 2019, compared to $5.9 million for the same three-month period of 2018. Approximately $812 thousand of the increase in noninterest expense from the year ago quarter is attributable to expenses associated with Colombo’s former operations, in addition to merger-related expenses of $51 thousand for the three months ended September 30, 2019.  Salary and compensation related expenses increased $858 thousand, or 25%, for the quarter ended September 30, 2019, compared to the same three-month period of 2018, resulting from the increase in staffing from the acquisition and increases in back-office support staff. Occupancy and equipment expense increased $291 thousand year-over-year primarily as a result of the branch locations acquired from Colombo.  Increases in data processing and network administration, franchise taxes and other operating expenses for the quarter ended September 30, 2019 compared to the same three-month period of 2018 is primarily growth related. On a linked quarter basis, noninterest expense increased $87 thousand from the three months ended June 30, 2019.  For the nine months ended September 30, 2019 and 2018, noninterest expense was $21.5 million and $17.0 million, respectively, the increase of which relates directly to the addition of Colombo to the Company’s expense structure.

The efficiency ratio for the quarter ended September 30, 2019 was 57.7%, an increase from 56.0% from the year ago quarter.  The efficiency ratios for the nine months ended September 30, 2019 and 2018, excluding merger-related expenses and gain on securities were 56.1% and 55.5%, respectively.

Asset Quality

The Company recorded provision for loan losses of $235 thousand for the three months ended September 30, 2019, compared to $351 thousand for the year ago quarter.  Year to date provision expense for 2019 was $1.3 million compared to $990 thousand for the 2018 year to date period. Nonperforming loans and loans ninety days or more past due at September 30, 2019 totaled $10.4 million, or 0.67% of total assets, of which $1.2 million related to acquired loans. This compares to $10.0 million in nonperforming loans and loans ninety days or more past due at June 30, 2019, or 0.67% of total assets.  All of the Company’s nonperforming loans are secured and have specific reserves totaling $392 thousand, representing the expected losses associated with those loans.  Included in nonperforming loans is one loan totaling $3.9 million which is collateralized by property that is under a purchase and sales agreement that the Company expects will close during the fourth quarter of 2019, and for which the Company expects to receive full repayment.  There were no troubled debt restructurings (“TDR”) at September 30, 2019.  Nonperforming assets (including other real estate owned, or OREO) to total assets was 0.91% at September 30, 2019 compared to 0.93% for June 30, 2019.  The property that is recorded as OREO is also under a purchase and sales agreement which is expected to close during 2020. No loss is expected on the sale of OREO.

The allowance for loan losses to total loans was 0.81% for each of the periods ended September 30, 2019 and December 31, 2018. The allowance for loan losses on the Company’s originated loan portfolio, excluding the credit mark on acquired loans, was 0.89% of loans outstanding at September 30, 2019.  Net charge-offs of $163 thousand were recorded during the third quarter of 2019 which were primarily related to the Company’s purchased consumer installment loan portfolio.

About FVCBankcorp Inc.

FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary of FVCB which commenced operations in November 2007. FVCbank is a $1.57 billion Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington D.C., metropolitan areas. Locally owned and managed, FVCbank is based in Fairfax, Virginia, and has 11 full-service offices in Arlington, Ashburn, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, Rockville and Silver Spring, Maryland.

For more information on the Company’s selected financial information, please visit the Investor Relations page of FVCBankcorp Inc.’s website, www.fvcbank.com.

Caution about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein.  These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to, the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other periodic and current reports filed with the Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

###

FVCBankcorp, Inc.

Selected Financial Data

(Dollars in thousands, except share data and per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended Spetember 30,		For the Three Months Ended
	2019	2018	2019	2018	6/30/2019	12/31/2018
Selected Balances
Total assets	$1,565,196	$1,175,437			$1,484,600	$1,351,576
Total investment securities	142,549	116,931			141,611	130,597
Total loans, net of deferred fees	1,243,405	978,304			1,234,372	1,136,743
Allowance for loan losses	(10,068)	(8,576)			(9,996)	(9,159)
Total deposits	1,317,720	993,986			1,269,374	1,162,440
Subordinated debt	24,467	24,387			24,447	24,407
Other borrowings	15,000	15,000			—	—
Total stockholders’ equity	175,069	138,776			170,163	158,336
Summary Results of Operations
Interest income	$17,006	$12,873	$49,957	$36,284	$16,990	$15,640
Interest expense	4,914	2,995	13,729	8,287	4,619	3,823
Net interest income	12,092	9,878	36,228	27,997	12,371	11,817
Provision for loan losses	235	351	1,255	990	505	930
Net interest income after provision for loan losses	11,857	9,527	34,973	27,007	11,866	10,887
Noninterest income - loan fees, service charges and other	479	638	1,539	1,166	429	519
Noninterest income - bank owned life insurance	198	110	414	329	110	109
Noninterest income - gain (loss) on securities sold	3	—	3	—	—	(462)
Noninterest expense	7,363	5,948	21,543	17,030	7,276	9,419
Income before taxes	5,174	4,327	15,386	11,472	5,129	1,634
Income tax expense	1,081	942	3,282	2,013	1,044	224
Net income	4,093	3,385	12,104	9,459	4,085	1,410
Per Share Data
Net income, basic	$0.30	$0.30	$0.88	$0.85	$0.30	$0.10
Net income, diluted	$0.28	$0.27	$0.82	$0.78	$0.28	$0.10
Book value	$12.62	$10.82			$12.30	$11.55
Tangible book value	$12.03	$10.81			$11.70	$10.90
Shares outstanding	13,874,776	12,831,040			13,839,772	13,712,615
Selected Ratios
Net interest margin (2)	3.41%	3.54%	3.55%	3.48%	3.59%	3.59%
Return on average assets (2)	1.10%	1.18%	1.13%	1.15%	1.13%	0.42%
Return on average equity (2)	9.46%	12.23%	9.65%	12.09%	9.78%	3.65%
Efficiency (1)	57.65%	55.98%	56.42%	57.74%	56.36%	75.69%
Loans, net of deferred fees to total deposits	94.36%	98.42%			97.24%	97.79%
Noninterest-bearing deposits to total deposits	22.37%	21.31%			21.33%	20.07%
Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP) (3)
Net income (from above)	$4,093	$3,385	$12,104	$9,459	$4,085	$1,410
Add: Merger and acquisition expense	51	274	133	671	16	2,668
Add (Subtract): Loss (Gain) on sales of securities available-for-sale	(3)	—	(3)	—	—	462
Less: provision for income taxes associated with non-GAAP adjustments	(11)	(24)	(30)	(107)	(4)	(649)
Net income, as adjusted	$4,130	$3,635	$12,204	$10,023	$4,097	$3,891
Net income, diluted, on an operating basis	$0.28	$0.29	$0.82	$0.82	$0.28	$0.26
Return on average assets (non-GAAP operating earnings)	1.11%	1.27%	1.14%	1.22%	1.13%	1.16%
Return on average equity (non-GAAP operating earnings)	9.54%	13.13%	9.73%	12.81%	9.81%	10.07%
Efficiency ratio (non-GAAP operating earnings)	57.26%	53.40%	56.07%	55.47%	56.24%	54.25%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	10.72%	11.80%			10.97%	11.16%
Total capital (to risk weighted assets)	13.40%	13.88%			13.21%	14.02%
Common equity tier 1 capital (to risk weighted assets)	12.68%	13.08%			12.49%	13.27%
Tier 1 capital (to risk weighted assets)	12.68%	13.08%			12.49%	13.27%
Tier 1 leverage (to average assets)	12.11%	12.32%			12.10%	12.41%
Asset Quality
Nonperforming loans and loans 90+ past due	$10,444	$2,021			$9,989	$3,211
Performing troubled debt restructurings (TDRs)	—	267			—	203
Other real estate owned	3,866	3,866			3,866	4,224
Nonperforming loans and loans 90+ past due to total assets (excl. TDRs)	0.67%	0.17%			0.67%	0.24%
Nonperforming assets to total assets	0.91%	0.50%			0.93%	0.55%
Nonperforming assets (including TDRs) to total assets	0.91%	0.52%			0.93%	0.57%
Allowance for loan losses to loans	0.81%	0.88%			0.81%	0.81%
Allowance for loan losses to nonperforming loans	96.40%	424.34%			100.07%	285.24%
Net charge-offs (recovery)	$163	$73	$345	$139	$20	$347
Net charge-offs (recovery) to average loans (2)	0.05%	0.03%	0.04%	0.01%	0.01%	0.13%
Selected Average Balances
Total assets	$1,483,430	$1,142,642	$1,428,082	$1,097,667	$1,444,588	$1,341,991
Total earning assets	1,406,485	1,116,154	1,366,456	1,073,175	1,384,516	1,305,573
Total loans, net of deferred fees	1,241,360	959,992	1,196,126	928,190	1,207,933	1,101,539
Total deposits	1,243,490	1,002,079	1,207,258	960,964	1,228,595	1,141,500
Other Data
Noninterest-bearing deposits	$294,825	$211,808			$270,711	$233,318
Interest-bearing checking, savings and money market	622,818	485,319			596,701	533,732
Time deposits	327,098	246,272			319,740	310,985
Wholesale deposits	72,979	50,587			82,222	84,405

(1)  Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on sales of investment securities and other real estate owned.

(2)  Annualized.

(3) Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our statements of income, balance sheets or statements of cash flows.

FVCBankcorp, Inc.

Summary Consolidated Statements of Condition

(Dollars in thousands)

(Unaudited)

	9/30/2019	6/30/2019	% Change Current Quarter	12/31/2018	9/30/2018	% Change From Year Ago
Cash and due from banks	$19,424	$15,201	27.8%	$9,435	$8,939	117.3%
Interest-bearing deposits at other financial institutions	92,986	29,149	219.0%	34,060	46,396	100.4%
Investment securities	136,532	136,232	0.2%	125,298	113,131	20.7%
Restricted stock, at cost	6,017	5,379	11.9%	5,299	3,800	58.3%
Loans, net of fees:
Commercial real estate	757,619	733,354	3.3%	682,203	592,083	28.0%
Commercial and industrial	124,666	134,466	-7.3%	137,080	108,331	15.1%
Commercial construction	214,816	217,105	-1.1%	152,526	144,140	49.0%
Consumer residential	121,173	124,933	-3.0%	132,280	107,207	13.0%
Consumer nonresidential	25,131	24,514	2.5%	32,654	26,543	-5.3%
Total loans, net of fees	1,243,405	1,234,372	0.7%	1,136,743	978,304	27.1%
Allowance for loan losses	(10,068)	(9,996)	0.7%	(9,159)	(8,576)	17.4%
Loans, net	1,233,337	1,224,376	0.7%	1,127,584	969,728	27.2%

Premises and equipment, net	2,029	2,049	-1.0%	2,271	1,420	42.9%
Goodwill and intangibles, net	8,119	8,223	-1.3%	8,443	83	9,681.9%
Bank owned life insurance (BOLI)	26,820	26,621	0.7%	16,406	16,297	64.6%
Other real estate owned	3,866	3,866	0.0%	4,224	3,866	0.0%
Other assets	36,066	33,504	7.6%	18,556	11,777	206.2%

Total Assets	$1,565,196	$1,484,600	5.4%	$1,351,576	$1,175,437	33.2%

Deposits:
Noninterest-bearing	$294,825	$270,711	8.9%	$233,318	$211,808	39.2%
Interest-bearing checking	349,574	301,319	16.0%	312,446	276,197	26.6%
Savings and money market	273,244	295,382	-7.5%	221,286	209,122	30.7%
Time deposits	327,098	319,740	2.3%	310,985	246,272	32.8%
Wholesale deposits	72,979	82,222	-11.2%	84,405	50,587	44.3%
Total deposits	1,317,720	1,269,374	3.8%	1,162,440	993,986	32.6%

Other borrowed funds	15,000	—	100.0%	—	15,000	0.0%
Subordinated notes, net of issuance costs	24,467	24,447	0.1%	24,407	24,387	0.3%
Other liabilities	32,940	20,616	59.8%	6,393	3,288	901.8%

Stockholders’ equity	175,069	170,163	2.9%	158,336	138,776	26.2%

Total Liabilities & Stockholders’ Equity	$1,565,196	$1,484,600	5.4%	$1,351,576	$1,175,437	33.2%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	9/30/2019	6/30/2019	% Change Current Quarter	9/30/2018	% Change From Year Ago
Net interest income	$12,092	$12,371	-2.3%	$9,878	22.4%
Provision for loan losses	235	505	-53.5%	351	-33.0%
Net interest income after provision for loan losses	11,857	11,866	-0.1%	9,527	24.5%

Noninterest income:
Fees on Loans	101	53	90.6%	411	-75.4%
Service charges on deposit accounts	240	229	4.8%	158	51.9%
Gains on sale of securities available-for-sale	3	—	100.0%	—	100.0%
BOLI income	198	110	80.0%	110	80.0%
Other fee income	138	147	-6.1%	69	100.0%
Total noninterest income	680	539	26.2%	748	-9.1%

Noninterest expense:
Salaries and employee benefits	4,349	4,245	2.4%	3,491	24.6%
Occupancy and equipment expense	882	873	1.0%	591	49.2%
Data processing and network administration	414	343	20.7%	321	29.0%
State franchise taxes	424	426	-0.5%	296	43.2%
Professional fees	230	274	-16.1%	147	56.5%
Merger and acquisition expense	51	16	218.8%	274	-81.4%
Other operating expense	1,013	1,099	-7.8%	828	22.3%
Total noninterest expense	7,363	7,276	1.2%	5,948	23.8%
Net income before income taxes	5,174	5,129	0.9%	4,327	19.6%
Income tax expense	1,081	1,044	3.5%	942	14.8%
Net Income	$4,093	$4,085	0.2%	$3,385	20.9%

Earnings per share - basic	$0.30	$0.30	-0.2%	$0.30	-1.2%
Earnings per share - diluted	$0.28	$0.28	-0.1%	$0.27	1.4%
Weighted-average common shares outstanding - basic	13,862,239	13,802,712		11,324,965
Weighted-average common shares outstanding - diluted	14,867,421	14,817,462		12,470,384

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$4,093	$4,085		$3,385
Add: Merger and acquisition expense above	51	16		274
Subtract: Gain on sales of securities available-for-sale	(3)	—		—
Subtract: provision for income taxes associated with non-GAAP adjustments	(11)	(4)		(24)
Net Income, excluding above merger and acquisition charges	$4,130	$4,097		$3,635
Earnings per share - basic (excluding merger and acquisition charges)	$0.30	$0.30		$0.32
Earnings per share - diluted (excluding merger and acquisition charges)	$0.28	$0.28		$0.29

Return on average assets (non-GAAP operating earnings)	1.11%	1.13%		1.27%
Return on average equity (non-GAAP operating earnings)	9.54%	9.81%		13.13%
Efficiency ratio (non-GAAP operating earnings)	57.26%	56.24%		53.40%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Nine Months Ended
	9/30/2019	9/30/2018	% Change From Year Ago
Net interest income	$36,228	$27,997	29.4%
Provision for loan losses	1,255	990	26.8%
Net interest income after provision for loan losses	34,973	27,007	29.5%

Noninterest income:
Fees on Loans	501	473	5.9%
Service charges on deposit accounts	651	452	44.0%
Gains on sale of securities available-for-sale	3	—	100.0%
BOLI income	414	329	25.8%
Other fee income	387	241	60.6%
Total noninterest income	1,956	1,495	30.8%

Noninterest expense:
Salaries and employee benefits	12,533	10,000	25.3%
Occupancy and equipment expense	2,582	1,743	48.1%
Data processing and network administration	1,196	886	35.0%
State franchise taxes	1,272	888	43.2%
Professional fees	634	434	46.1%
Merger and acquisition expense	133	671	-80.2%
Other operating expense	3,193	2,408	32.6%
Total noninterest expense	21,543	17,030	26.5%
Net income before income taxes	15,386	11,472	34.1%
Income tax expense	3,282	2,013	63.0%
Net Income	$12,104	$9,459	28.0%

Earnings per share - basic	$0.88	$0.85	2.9%
Earnings per share - diluted	$0.82	$0.78	5.3%
Weighted-average common shares outstanding - basic	13,796,394	11,094,353
Weighted-average common shares outstanding - diluted	14,821,612	12,195,620

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$12,104	$9,459
Add: Merger and acquisition expense above	133	671
Subtract: Gain on sales of securities available-for-sale	(3)	—
Subtract: provision for income taxes associated with non-GAAP adjustments	(30)	(107)
Net Income, excluding above merger and acquisition charges	$12,204	$10,023
Earnings per share - basic (excluding merger and acquisition charges)	$0.88	$0.90
Earnings per share - diluted (excluding merger and acquisition charges)	$0.82	$0.82

Return on average assets (non-GAAP operating earnings)	1.14%	1.22%
Return on average equity (non-GAAP operating earnings)	9.73%	12.81%
Efficiency ratio (non-GAAP operating earnings)	56.07%	55.47%

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	9/30/2019		6/30/2019		9/30/2018
	Average	Average	Average	Average	Average	Average
	Balance	Yield	Balance	Yield	Balance	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$770,752	4.81%	$717,248	4.86%	$575,738	4.72%
Commercial and industrial	129,174	5.86%	135,335	6.07%	110,241	5.81%
Commercial construction	194,327	5.73%	198,927	5.71%	140,213	5.39%
Consumer residential	122,958	4.98%	129,605	5.25%	106,922	4.72%
Consumer nonresidential	24,149	7.34%	26,818	7.70%	26,878	6.50%
Total loans	1,241,360	5.13%	1,207,933	5.24%	959,992	4.99%

Investment securities (2)(3)	137,153	2.71%	144,056	2.73%	120,174	2.45%
Interest-bearing deposits at other financial institutions	27,972	2.40%	32,527	2.39%	35,988	1.82%
Total interest-earning assets	1,406,485	4.84%	1,384,516	4.91%	1,116,154	4.62%

Non-interest earning assets:
Cash and due from banks	10,221		7,597		2,386
Premises and equipment, net	2,073		2,152		1,416
Accrued interest and other assets	74,685		60,016		31,107
Allowance for loan losses	(10,034)		(9,693)		(8,421)

Total Assets	$1,483,430		$1,444,588		$1,142,642

Interest-bearing liabilities:
Interest checking	$324,658	1.46%	$301,132	1.28%	$251,299	1.10%
Savings and money market	255,046	1.41%	275,129	1.54%	190,176	1.18%
Time deposits	318,056	2.37%	299,551	2.17%	249,508	1.62%
Wholesale deposits	67,376	2.45%	88,064	2.52%	65,354	1.84%
Total interest-bearing deposits	965,136	1.82%	963,876	1.74%	756,337	1.36%

Other borrowed funds	18,814	2.04%	4,754	2.65%	2,799	2.25%
Subordinated notes, net of issuance costs	24,454	6.41%	24,434	6.48%	24,374	6.43%
Total interest-bearing liabilities	1,008,404	1.93%	993,064	1.87%	783,510	1.52%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	278,354		264,719		245,742
Other liabilities	23,523		19,776		2,662

Stockholders’ equity	173,149		167,029		110,728

Total Liabilities and Stockholders’ Equity	$1,483,430		$1,444,588		$1,142,642

Net Interest Margin (1)		3.41%		3.59%		3.54%

(1)                                 Non-accrual loans are included in average balances.

(2)                                 The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 22.5%.

(3)                                 The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Nine Months Ended
	9/30/2019		9/30/2018
	Average	Average	Average	Average
	Balance	Yield	Balance	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$722,758	4.79%	$559,578	4.65%
Commercial and industrial	133,083	6.19%	103,395	5.55%
Commercial construction	184,175	5.72%	128,618	5.19%
Consumer residential	128,794	5.17%	108,056	4.52%
Consumer nonresidential	27,316	7.56%	28,543	6.37%
Total loans	1,196,126	5.19%	928,190	4.86%

Investment securities (2)(3)	141,747	2.72%	122,164	2.42%
Interest-bearing deposits at other financial institutions	28,583	2.27%	22,821	1.42%
Total interest-earning assets	1,366,456	4.88%	1,073,175	4.51%

Non-interest earning assets:
Cash and due from banks	7,891		2,422
Premises and equipment, net	2,172		1,347
Accrued interest and other assets	61,160		28,871
Allowance for loan losses	(9,597)		(8,148)

Total Assets	$1,428,082		$1,097,667

Interest-bearing liabilities:
Interest checking	$307,372	1.35%	$211,461	1.00%
Savings and money market	255,437	1.48%	188,560	1.06%
Time deposits	308,500	2.17%	252,130	1.50%
Wholesale deposits	76,713	2.48%	92,432	1.61%
Total interest-bearing deposits	948,022	1.74%	744,583	1.26%

Other borrowed funds	10,991	2.31%	5,897	1.91%
Subordinated notes, net of issuance costs	24,434	6.48%	24,354	6.51%
Total interest-bearing liabilities	983,447	1.87%	774,834	1.43%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	259,236		216,381
Other liabilities	18,202		2,105

Stockholders’ equity	167,197		104,347

Total Liabilities and Stockholders’ Equity	$1,428,082		$1,097,667

Net Interest Margin (1)		3.55%		3.48%

(1)                                 Non-accrual loans are included in average balances.

(2)                                 The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 22.5%.

(3)                                 The average balances for investment securities includes restricted stock.